Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
July 23, 2014	Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports Second Quarter Net Income of $2.0 Million

Declares Quarterly Dividend of $0.05 per Common Share

Greenville, S.C. – Palmetto Bancshares, Inc. (NASDAQ: PLMT) (the “Company”) reported second quarter 2014 net income of $2.0 million ($0.16 per diluted share), which is unchanged from the first quarter 2014 and an increase from $1.5 million ($0.12 per diluted share) for the second quarter 2013. For the six months ended June 30, 2014, the Company reported net income of $4.1 million ($0.32 per diluted share) compared to net income of $3.7 million ($0.29 per diluted share) for the six months ended June 30, 2013. The Company also declared a $0.05 per common share cash dividend payable on August 18, 2014 to shareholders of record on August 4, 2014.

“Our earnings for the second quarter and the first half of 2014 continued to reflect progress towards our objective of achieving high-performing financial results. While economic softness in the first half of the year and increasing competition in our markets resulted in a slight reduction in our loan portfolio, we are encouraged by the strength of our loan pipeline as we begin the second half of 2014,” said Samuel L. Erwin, Chairman and Chief Executive Officer. “During the second quarter we further strengthened our deposit funding base through growth of low-cost transaction deposits. In addition, we completed work on a number of revenue enhancement and process improvement initiatives that we believe will positively contribute to higher earnings beginning in the third quarter 2014.”

Highlights for the second quarter 2014 are summarized as follows:

●

Net income was $2.0 million for both the first and second quarters. An increase in noninterest income and reduction in expenses during the quarter were offset by a reduction in net interest income and a writedown on a single real estate development included in foreclosed real estate.

●

Net interest margin declined 13 basis points from the first quarter to 3.81%, reflecting a reduction in loan yields from the continued low interest rate environment. The reduction in loan yields includes a 4 basis point impact from the reversal of accrued interest income related to one borrower relationship that was placed on nonaccrual status during the second quarter.

●

No provision for loan losses was recorded in the first and second quarters as the risk profile of the loan portfolio continued to improve and net charge-offs remained low at annualized 0.34% of average loans during the quarter. The allowance for loan losses coverage ratio declined to 2.07%, also reflecting continued positive trends in credit quality.

●

Noninterest income increased $124 thousand from the first quarter primarily due to higher deposit-related fees, trust and brokerage income, mortgage banking income and debit card income resulting from a seasonal increase in transaction volumes. The increases in noninterest income were partially offset by the absence of gains on sales of investment securities and gains on sales of Small Business Administration (“SBA”) loans during the second quarter.

●

Non-credit expenses decreased $397 thousand from the first quarter primarily due to reductions in salaries and other personnel costs, professional fees, marketing, and occupancy and equipment expenses.

●

Credit-related expenses, defined as foreclosed real estate writedowns and expenses and loan workout expenses, increased $392 thousand from the first quarter due to a $478 thousand writedown related to a single real estate development included in foreclosed real estate.

●

Total period-end loans held for investment declined $2.8 million from the first quarter reflecting continued softness in commercial loan demand through much of the quarter and an elevated level of unscheduled commercial real estate loan payoffs. Consumer loans increased during the quarter as home equity and indirect auto loans increased $3.0 million and $413 thousand, respectively.

●

Nonperforming assets increased $1.2 million from the first quarter due to the addition of one borrower relationship totaling $4.3 million, partially offset by ongoing payments and dispositions of other problem loans and foreclosed assets.

The discussion of the Company’s results of operations and financial condition below is supplemented by the accompanying financial tables.

Net Interest Income

Net interest income declined $144 thousand to $9.8 million and the net interest margin decreased 13 basis points to 3.81% in the second quarter. The decline in net interest income and net interest margin is primarily due to lower average loan balances and yields and the reversal of $106 thousand of accrued interest income on one borrower relationship placed on nonaccrual status during the quarter.

●

The overall yield on the loan portfolio continued to decline as higher-yielding loans matured and were replaced with new loan originations at lower rates in the current low interest rate environment. Excluding the impact of the reversal of accrued interest income, loan yields declined 6 basis points.

●

The overall cost of funds declined 1 basis point to 0.05% during the second quarter due to growth in low cost transaction deposits and continued reductions in time deposits. Opportunities for further reductions are limited as a result of a decline in the balance and weighted average rate of time deposits scheduled to mature in the future.

●

The Federal Reserve continues to maintain short term interest rates near historically low levels. The sustained level of low interest rates has an overall negative impact on earning asset yields and makes improvement in our net interest income and margin challenging.

Noninterest Income

Noninterest income increased $124 thousand from the first quarter, primarily due to the following:

●

An increase in non-sufficient fund (“NSF”) and overdraft fees and Debit card and ATM income of $128 thousand and $32 thousand, respectively, as a result of increased transactions during the quarter due primarily to more calendar days and the absence of weather-related factors that depressed first quarter transaction volumes. First quarter NSF fees were also negatively impacted by the Company’s annual reset on January 1, 2014 of the NSF item counter that determines the per-item NSF fee under our tiered pricing structure.

●

Mortgage banking income increased $55 thousand from an increase in gains on sales of mortgage loans as mortgage loan sales volume increased to $14.0 million in the second quarter compared to $12.7 million in the first quarter.

●	Fees for trust and investment management and brokerage services increased $31 thousand as a result of growth in assets under management.
●

These increases were partially offset by declines in gains on sales of investment securities of $85 thousand and gains on sales of SBA loans of $70 thousand. There were no sales of investment securities or SBA loans during the second quarter.

During the first half of 2014, the Company performed an analysis of service charges on deposit accounts and other products, including a comparison of our pricing to local market competitors. As a result, we implemented selected fee increases effective July 1, 2014. The Company is also refining the features of select deposit products and plans to introduce new products effective September 1, 2014. These changes are expected to result in increased noninterest income beginning in the third quarter 2014.

Noninterest Expense

Total noninterest expense decreased $5 thousand during the second quarter, primarily due to the following:

●

Salaries and other personnel expense declined $67 thousand from lower pension plan expense and higher loan origination cost deferrals resulting from an increase in loan production during the second quarter.

●	Occupancy and equipment expense declined $97 thousand primarily due to seasonal declines in facilities costs and a reduction in property taxes and lease expense.

●

Professional services expense declined $178 thousand. The first quarter included nonrecurring expenses associated with revenue enhancement and process improvement projects expected to result in increased noninterest income and reduced expenses beginning in the third quarter 2014.

●	Other reductions in expenses included lower marketing expense of $33 thousand as a result of a reduction in advertising campaigns and corporate donations, and lower other expenses of $22 thousand.
●

These declines were partially offset by an increase in credit-related expenses of $392 thousand due to a $478 thousand writedown related to a single real estate development included in foreclosed real estate.

The Company continues its focus on strategic efficiency to address net interest margin challenges, revenue pressures on fee income and increased regulatory compliance costs. During the second quarter, the Company continued the implementation of certain process improvement projects such as reductions in courier runs from the branches, transition to part-time staffing in the branches, consolidation of telephone providers and additional automation of manual processes. The Company has additional process improvement projects that are planned for implementation later in 2014. The process improvement projects began to generate operational efficiencies and expense reductions during the second quarter and are expected to have an increased positive impact on the Company’s financial results over the remainder of 2014.

Credit Quality

Nonperforming assets increased $1.2 million from the first quarter to $22.7 million at June 30, 2014 primarily as a result of one commercial real estate relationship totaling $4.3 million that was placed on nonaccrual status during the second quarter. The loans comprising this relationship are adequately secured and the Company expects to recover the full amount owed upon potential foreclosure and liquidation of the collateral. Excluding this relationship, nonperforming assets would have declined $3.1 million as a result of continued problem asset resolutions.

●	Net charge-offs were $647 thousand (0.34% of average loans, annualized) during the second quarter compared to $242 thousand during the first quarter (0.13% of average loans, annualized).
●	Past due loans were 0.38% of loans outstanding at June 30, 2014 compared to 0.81% at March 31, 2014 and have remained below 1.00% for six consecutive quarters.
●

The amount of the Company’s allowance for loan losses was reduced given the continued overall improvement in credit quality and reduced risk profile of the loan portfolio. The allowance for loan losses coverage ratio was 2.07% at June 30, 2014 compared to 2.15% at March 31, 2014.

Balance Sheet and Capital

Total assets decreased $7.7 million from March 31, 2014 to $1.1 billion at June 30, 2014 primarily due to a decline in cash used to repay a maturing Federal Home Loan Bank advance during the second quarter.

●

During the second quarter, gross loans declined $2.8 million as loan repayments outpaced loan origination activity. While the economic softening that began during the first quarter continued during the second quarter, total loan origination volume increased during the second quarter. The overall economic environment remains sluggish and the level of competition for lending relationships is increasing. As a result, loan demand is uneven and the pricing on new loan originations remains extremely competitive. The Company’s pipeline for potential new loan originations increased in June and July.

●

Investment securities available for sale increased $845 thousand during the second quarter to $209.6 million. At June 30, 2014, an after-tax net unrealized loss on the investment securities portfolio of $1.0 million was recorded in accumulated other comprehensive loss, a decline from the after-tax net unrealized loss of $2.1 million at March 31, 2014. The Company continues to evaluate the interest rate sensitivity of its investment securities portfolio in anticipation of rising interest rates. At June 30, 2014, the estimated decrease in fair value resulting from an instantaneous 100 basis point increase in interest rates was 3.58%.

●

Noninterest bearing deposits increased $7.7 million while time deposits decreased $6.1 million, demonstrating the Company’s continued ability to both attract low cost deposits and achieve further strategic reductions in higher-cost time deposits.

●

The decrease in cash was primarily due to the repayment of a $10.0 million FHLB advance that matured in April 2014. The remaining $10.0 million FHLB advance that was outstanding at June 30, 2014 was repaid upon maturity in July 2014.

●

The Company remains focused on executing several strategies to continue growing core deposits through increasing balances in existing accounts as well as growth in the number of households. These strategies include proactively retaining clients, attracting new clients, hiring teammates with specialized deposit product knowledge, and enhancing existing deposit products. Growth in deposits is expected to be used primarily to fund future loan growth.

●	The Company’s banking subsidiary, The Palmetto Bank, met all regulatory required minimum capital ratios and continued to be categorized as “well-capitalized” at June 30, 2014.
●

In July 2014, the Company declared a quarterly cash dividend of $0.05 per common share, reflecting expectations of sustained profitability and continued strength in capital levels. This is the Company’s first dividend declaration since the first quarter 2009.

“We continue to demonstrate our ability to produce solid financial results in this challenging economic environment. We are pleased with our Retail loan production and are encouraged by the strength of our Commercial lending pipeline as we head into the second half of 2014,” continued Erwin. “We are also pleased to reinstate a quarterly dividend for our shareholders as part of our “value creation strategy” to increase the value of The Palmetto Bank franchise”.

About The Palmetto Bank: Headquartered in Greenville, South Carolina, The Palmetto Bank is a 107-year old community bank and is the third largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.1 billion and serves the Upstate of South Carolina through 25 branch locations in nine counties along the economically attractive I-85 corridor, as well as 24/7/365 service through online and mobile banking, ATMs and telephone. The Bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness to clients. Through its Retail, Commercial and Wealth Management lines of business, the Bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, mortgage, credit card, automobile, Small Business Administration, commercial, and corporate), lines of credit, trust, brokerage, private banking, financial planning and insurance. Recognized in the past year by several international publications for innovative client technology solutions, the Bank provides solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information may be found at the Bank's website at palmettobank.com or on Facebook.

# # #

Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	June 30, 2014 vs. 2013 % Change

Cash and cash equivalents	$60,104	$65,942	$38,178	$55,743	$62,668	(4.1)%
Investment securities available for sale, at fair value	209,617	208,772	214,383	227,079	246,501	(15.0)
Trading account assets	5,381	5,247	5,118	5,027	-	n/m
Mortgage loans held for sale	4,874	2,474	1,722	1,865	2,934	66.1

Loans, gross	753,049	755,878	767,513	756,814	741,355	1.6
Less: allowance for loan losses	(15,596)	(16,243)	(16,485)	(16,706)	(17,218)	(9.4)
Loans, net	737,453	739,635	751,028	740,108	724,137	1.8

Foreclosed real estate	7,335	7,490	7,502	7,928	8,296	(11.6)
Deferred tax asset, net	18,875	20,546	22,087	22,197	1,273	n/m
Bank-owned life insurance	11,767	11,691	11,617	1,571	1,571	n/m
Other assets	36,259	37,610	38,594	38,379	37,842	(4.2)
Total assets	$1,091,665	$1,099,407	$1,090,229	$1,099,897	$1,085,222	0.6%

Noninterest bearing deposits	$199,169	$191,474	$178,075	$187,150	$188,197	5.8%
Interest bearing deposits	729,084	736,559	729,285	757,662	770,644	(5.4)
Total deposits	928,253	928,033	907,360	944,812	958,841	(3.2)

Retail repurchase agreements	17,867	17,319	18,175	24,640	18,312	(2.4)
FHLB advances	10,000	20,000	35,000	-	-	n/m
Other liabilities	5,291	7,103	5,877	9,499	8,953	(40.9)
Total liabilities	961,411	972,455	966,412	978,951	986,106	(2.5)

Shareholders' equity	130,254	126,952	123,817	120,946	99,116	31.4

Total liabilities and shareholders' equity	$1,091,665	$1,099,407	$1,090,229	$1,099,897	$1,085,222	0.6%

Quarterly Average Balances
Loans(1)	$755,199	$764,526	$766,454	$749,201	$740,643	2.0%
Investment securities	207,575	212,186	220,412	243,955	258,200	(19.6)
Trading account assets	5,314	5,178	5,067	652	-	n/m
Total assets	1,099,617	1,094,578	1,096,881	1,080,900	1,086,965	1.2
Noninterest-bearing deposits	200,933	186,852	188,603	188,477	185,199	8.5
Interest-bearing deposits	733,452	726,707	751,974	763,746	774,525	(5.3)
Retail repurchase agreements	18,383	18,269	22,638	19,521	16,789	9.5
FHLB advances and other borrowings	13,193	31,276	2,271	24	9	n/m
Shareholders' equity	128,612	125,664	123,299	100,795	101,613	26.6

Other Data and Ratios
% of loans past due	0.38%	0.81%	0.42%	0.63%	0.40%	(5.0)%
Nonperforming loans	$15,269	$14,035	$15,108	$14,735	$16,752	(8.9)
Nonperforming assets	22,693	21,538	22,654	22,706	25,081	(9.5)
90-days past due and still accruing interest	731	-	-	1,723	-	n/m
ALL as % of loans held for investment	2.07%	2.15%	2.15%	2.21%	2.32%	(10.8)
Net charge-offs (quarterly)	$647	$242	$2,021	$1,157	$922	(29.8)
Net charge-offs to average loans (annualized)	0.34%	0.13%	1.05%	0.61%	0.50%	(31.3)

Outstanding common shares	12,791,621	12,792,509	12,784,605	12,783,019	12,772,344	0.2
Book value per common share	$10.18	$9.92	$9.68	$9.46	$7.76	31.2
Closing market price per common share	14.39	14.09	12.96	13.04	13.00	10.7

Tier 1 risk-based capital (consolidated)(2)	15.29%	14.82%	14.24%	14.26%	13.67%	11.9
Total risk-based capital (consolidated)(2)	16.54	16.08	15.49	15.52	14.93	10.8
Tier 1 leverage ratio (consolidated)(2)	11.69	11.37	11.03	10.95	10.06	16.2

Full Time Equivalent Employees - including contractors	299.8	308.0	305.0	306.0	314.0	(4.5)

(1) Includes Mortgage and Other loans held for sale.

(2) June 30, 2014 ratios are estimated and may be subject to change pending the filing of the Company's FR Y-9C with the Federal Reserve; all other periods are presented as filed.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	June 30, 2014 vs. 2013 % Change
Interest income
Interest earned on cash and cash equivalents	$32	$14	$17	$24	$24	33.3%
Dividends received on FHLB stock	25	14	10	8	21	19.0
Interest earned on trading account assets	45	46	33	5	-	n/m
Interest earned on investment securities available for sale	1,015	1,004	1,033	1,010	964	5.3
Interest and fees earned on loans	8,803	8,998	9,330	9,476	9,719	(9.4)
Total interest income	9,920	10,076	10,423	10,523	10,728	(7.5)

Interest expense
Interest expense on deposits	123	127	385	475	502	(75.5)
Interest expense on retail repurchase agreements	1	-	1	-	1	-
Interest paid on FHLB advances	7	16	1	-	-	n/m
Total interest expense	131	143	387	475	503	(74.0)

Net interest income	9,789	9,933	10,036	10,048	10,225	(4.3)

Provision for loan losses	-	-	1,800	645	670	(100.0)

Net interest income after provision for loan losses	9,789	9,933	8,236	9,403	9,555	2.4

Noninterest income
Service charges on deposit accounts, net	1,693	1,562	1,883	1,862	1,603	5.6
Fees for trust and investment management and brokerage services	177	146	151	214	905	(80.4)
Mortgage-banking	516	461	498	375	564	(8.5)
Debit card and automatic teller machine, net	618	586	652	648	600	3.0
Bankcard services	70	67	67	70	64	9.4
Investment securities gains (losses), net	-	85	23	(44)	331	(100.0)
Trading asset income, net	175	171	134	36	-	n/m
Other	241	288	167	118	170	41.8
Total noninterest income	3,490	3,366	3,575	3,279	4,237	(17.6)

Noninterest expense
Salaries and other personnel	4,723	4,790	4,837	4,862	5,310	(11.1)
Occupancy and equipment	2,045	2,142	2,037	2,004	1,965	4.1
Professional services	635	813	609	491	556	14.2
FDIC deposit insurance assessment	356	356	356	355	358	(0.6)
Marketing	222	255	304	267	338	(34.3)
Foreclosed real estate writedowns and expenses	717	313	468	173	2,280	(68.6)
Gain on other loans held for sale	-	-	-	-	(326)	-
Loan workout expenses	119	131	204	410	240	(50.4)
Other	1,267	1,289	1,397	1,273	1,190	6.5
Total noninterest expense	10,084	10,089	10,212	9,835	11,911	(15.3)

Income before provision (benefit) for income taxes	3,195	3,210	1,599	2,847	1,881	69.9

Provision (benefit) for income taxes	1,168	1,182	(224)	(19,386)	382	205.8

Net income	$2,027	$2,028	$1,823	$22,233	$1,499	35.2%

Earnings per Share and Results of Operations
Basic net income per common share	$0.16	$0.16	$0.14	$1.74	$0.12	33.3%
Diluted net income per common share	0.16	0.16	0.14	1.74	0.12	33.3
Weighted average shares outstanding, diluted	12,744,931	12,707,444	12,689,245	12,674,743	12,671,929	0.6
Efficiency ratio	75.9%	75.9%	75.0%	73.8%	82.4%	(7.8)
Return on average assets	0.74	0.75	0.66	8.16	0.55	34.4
Return on average equity	6.32	6.54	5.87	87.51	5.92	6.8

Yields and Rates
Loans (1)	4.68%	4.77%	4.83%	5.02%	5.26%	(11.0)
Investment securities available for sale	1.96	1.89	1.87	1.66	1.49	31.5
Trading account assets	3.40	3.60	2.58	3.04	-	n/m
Transaction deposits	0.01	0.01	0.01	0.01	0.01	-
Money market deposits	0.03	0.03	0.03	0.02	0.02	50.0
Savings deposits	*	0.01	0.01	0.01	0.02	n/m
Time deposits	0.23	0.22	0.64	0.75	0.77	(70.1)
Retail repurchase agreements	0.02	*	0.02	*	0.02	-
FHLB advances and other borrowings	0.21	0.21	0.17	-	-	n/m
Net interest margin	3.81	3.94	3.86	3.83	3.92	(2.8)

(1) Includes Mortgage and Other loans held for sale.

* Rounds to less than .01% for the period.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Six Months Ended June 30,		2014 vs. 2013
	2014	2013	% Change
Interest income
Interest earned on cash and cash equivalents	$46	$59	(22.0)%
Dividends received on FHLB stock	39	21	85.7
Interest on trading account assets	91	-	n/m
Interest earned on investment securities available for sale	2,019	1,974	2.3
Interest and fees earned on loans	17,801	19,538	(8.9)
Total interest income	19,996	21,592	(7.4)

Interest expense
Interest expense on deposits	250	1,397	(82.1)
Interest expense on retail repurchase agreements	1	1	-
Interest paid on FHLB advances	23	-	n/m
Total interest expense	274	1,398	(80.4)

Net interest income	19,722	20,194	(2.3)

Provision for loan losses	-	1,020	(100.0)

Net interest income after provision for loan losses	19,722	19,174	2.9

Noninterest income
Service charges on deposit accounts, net	3,255	3,157	3.1
Fees for trust and investment management and brokerage services	323	1,674	(80.7)
Mortgage-banking	977	1,135	(13.9)
Debit card and automatic teller machine, net	1,204	1,100	9.5
Bankcard services	137	124	10.5
Investment securities gains, net	85	331	(74.3)
Trading asset income, net	346	-	n/m
Other	529	461	14.8
Total noninterest income	6,856	7,982	(14.1)

Noninterest expense
Salaries and other personnel	9,513	10,408	(8.6)
Occupancy and equipment	4,187	3,932	6.5
Professional services	1,448	983	47.3
FDIC deposit insurance assessment	712	728	(2.2)
Marketing	477	480	(0.6)
Foreclosed real estate writedowns and expenses	1,030	2,732	(62.3)
Gain on other loans held for sale	-	(326)	(100.0)
Loan workout expenses	250	452	(44.7)
Other	2,556	2,897	(11.8)
Total noninterest expense	20,173	22,286	(9.5)

Income before provision for income taxes	6,405	4,870	31.5

Provision for income taxes	2,350	1,195	96.7

Net income	$4,055	$3,675	10.3%

Earnings per Share and Results of Operations
Basic net income per common share	$0.32	$0.29	9.3%
Diluted net income per common share	0.32	0.29	9.0
Weighted average shares oustanding, diluted	12,726,495	12,651,565	0.6
Efficiency ratio	75.9%	79.1%	(4.0)
Return on average assets	0.75	0.67	10.8
Return on average equity	6.43	7.36	(12.6)

Yields and Rates
Loans (1)	4.72%	5.32%	(11.3)
Investment securities available for sale	1.92	1.49	28.9
Trading account assets	3.50	-	n/m
Transaction deposits	0.01	0.01	-
Money market deposits	0.03	0.02	50.0
Savings deposits	0.01	0.01	-
Time deposits	0.22	0.99	(77.8)
Retail repurchase agreements	0.01	0.01	-
FHLB advances and other borrowings	0.21	-	n/m
Net interest margin	3.87	3.84	0.8

(1) Includes Mortgage and Other loans held for sale.